Exhibit 99.1

DISCOVERY COMMUNICATIONS, INC.

2011 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

August 15, 2011

This Plan provides eligible employees of certain non-U.S. affiliates (the “Eligible Employers”) of Discovery Communications, Inc. (the “Company”) with opportunities to purchase shares of the Company’s Series A common stock, $0.01 par value (the “Common Stock”). Shares of Common Stock for this Plan will be drawn from the shares authorized under the Company’s 2011 Employee Stock Purchase Plan (the “DESPP”). The Company’s Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has authorized the use of 5 million shares of Common Stock in the aggregate from the DESPP, subject to any adjustment in parallel with the adjustments made under Section 15 of the DESPP, with the Plan commencing as determined by the Committee. The Plan is not to be treated as part of the DESPP, other than with respect to the source of shares, for any purpose under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Administration. The Plan will be administered by the Board or the Committee. The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto will be final and conclusive.

2. Eligibility. All employees of the Eligible Employers designated by the Board or the Committee from time to time (a “Designated Affiliate”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) to the extent local law permits such a requirement, they are customarily employed by a Designated Affiliate for more than 20 hours a week;

(b) they have been employed by a Designated Affiliate for at least 30 days before enrolling in the Plan; and

(c) they are employees of a Designated Affiliate on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase will be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3. Offerings and Plan Periods. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings may apply to all Designated Affiliates or to any combination of those entities. As specified in the Plan, the Board or the Committee can vary many operational features of the Plan on an Offering by Offering basis and can determine that a decision made for one Offering will or will not continue to apply to future Offerings until prospectively revised. Any decisions made on an Offering by Offering basis must comply with the requirement to provide equal rights and privileges to all participants, except as applicable local law otherwise requires. Offerings will begin on such dates as the Board or the Committee may determine from time to time (the “Offering Commencement Dates”) and will run for a specified number of up to 24 months (a “Plan Period”) during which employee contributions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion and on an Offering by Offering basis, choose differing Plan Periods of 24 months or less and/or choose differing Offering Commencement Dates.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding such documentation in such manner as the Committee may determine at least 10 days before the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the employee’s total cash compensation from the Designated Affiliates, excluding allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items and, on an Offering by Offering basis, such other forms of compensation as the Committee may determine.

5. Deductions. The applicable Designated Affiliate will maintain payroll deduction accounts for all participating employees or provide such other system for accounting for participation as the Board or the Committee determines. (References in the Plan to “payroll deduction” should be read to include such other systems for accounting for participation, including direct payment by employees to the Designated Affiliate.) With respect to any Offering made under this Plan and where permitted by applicable local law, an employee may authorize a payroll deduction in any dollar amount up to a maximum of ten percent of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. The Board or the Committee may, at its discretion, designate a lower maximum contribution rate. Payroll deductions may be at the rate of whole percentages of Compensation with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld as soon as practicable following the change. The Board or the Committee may establish a minimum payroll deduction percentage with respect to Compensation from time to time. The Board or the Committee may also permit participation by payment through other means, including direct payment to the Company, on an Offering by Offering or country by country basis.

6. Deduction Changes. An employee participating through payroll deduction may decrease or discontinue his or her payroll deduction once during any Plan Period, by completing and forwarding such documentation in such manner as the Committee may determine. However, an employee may not increase his or her payroll deduction during a Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted before his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine or as local law otherwise requires.

8. Withdrawal of Funds. An employee may not less than 10 days before the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. (The Board or the Committee, on an Offering by Offering basis, may specify an earlier deadline for withdrawal.) Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares.

(a) Number of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock to be determined in advance of an Offering and specified on an Offering by Offering Basis; provided, however, that no employee may be granted an Option that permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

(b) Option Price. The Board or the Committee will determine the Option Price for each Plan Period, including whether such Option Price will be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date or will be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price must be at least 85% of the applicable closing price. In the absence of a determination by the Board or the Committee, the Option Price will be 85% of the closing price of the Common Stock on the Exercise Date. The closing price will be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board or the Committee on the business day preceding the applicable date of grant or purchase. If no sales of Common Stock were made on such a day, the price of the Common Stock will be the reported price for the next preceding day on which sales were made.

(c) Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date will be deemed to have exercised his or her Option at the Option Price on such date and will be deemed to have purchased from the Company the number of shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions or other account balance on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above. The Board or the Committee may specify on an Offering by Offering basis whether fractional shares of Common Stock will be purchased.

(d) Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction or other account balance at the end of a Plan Period will be automatically refunded to the employee, except that, assuming fractional share purchases are not permitted for the particular Offering, any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction or other account balance for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Effect of Termination of Employment, Death, or Change in Employer. If a participating employee’s employment ends before the last business day of a Plan Period, no payroll deduction will be taken from any pay then due and owing to the employee and the balance in the employee’s account will be paid to the employee. If the employee dies before the last business day of a Plan Period, the Company will, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Plan Period, the Designated Affiliate by which an employee is employed ceases to be a Designated Affiliate of the Company, or if the employee is transferred to the Company or an affiliate of the Company that is not a Designated Affiliate or not such other subsidiary of the Company as designated by the Compensation Committee, the employee will be deemed to have terminated employment for the purposes of this Plan.

12. Participants Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her pay or other plan contributions will make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until he or she has purchased and received such shares.

13. Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose, in each case except as local law requires otherwise.

15. Adjustment for Changes in Common Stock and Certain Other Events. Adjustments for changes in capitalization or “Reorganization Events” (as defined in Section 15(b)(1) of the DESPP) will be dealt with as provided in Section 15 of the DESPP, except as local law requires otherwise.

16. Amendment of the Plan. The Board or the Committee may at any time, and from time to time, amend or suspend this Plan or any portion thereof.

17. Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan from the DESPP, the Board or the Committee will allot the shares then available on a pro-rata basis, with the proration based on account balances.

18. Termination of the Plan. This Plan may be terminated at any time by the Board or the Committee. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20. Governing Law. The Plan will be governed by Delaware law except to the extent that such law is preempted by federal or other applicable local law.

21. Issuance of Shares. Shares will be issued from the shares available under the DESPP as specified in Section 21 of the DESPP.

22. Required Holding Period. The Board or the Committee may provide, on an Offering by Offering basis, that participants may not sell or otherwise transfer shares purchased under the Plan until the lapse of a specified period after the date of purchase, except in the event of and in connection with a Reorganization Event or on such other events (including death, disability, termination of employment, or hardship situation (subject to rules similar to those the Company applies under its 401(k) plan)) as the Board or the Committee may determine. During this restricted period, unless the Board or the Committee consents to another approach, the Participants must retain their shares at a broker designated by the Board or the Committee.

23. Withholding. Each affected employee must, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

24. Effective Date. The Plan shall take effect on September 15, 2011.

Adopted by the Compensation Committee

on August 15, 2011